Exhibit 99.1

Investors/Media:
(847) 279-6162
Investor.relations@akorn.com

Akorn Announces New Executive and Board Appointments

LAKE FOREST, Ill., January 28, 2019 – Akorn, Inc. (Nasdaq: AKRX), today announced that it has appointed a new executive team member and two new board members.

Christopher C. Young joins Akorn as Executive Vice President, Global Operations reporting to Douglas Boothe, President & Chief Executive Officer. Young brings twenty-five years of pharmaceutical experience to Akorn having most recently been the Executive Vice President of Global Operations for Alvogen, Inc. Prior to Alvogen, Young was Vice President of Operations in the United States and India for Actavis. He brings to Akorn a strong history of U.S. and global expertise in operations, supply chain, integration, remediation and operational excellence. His leadership and skills are well matched for the current challenges that the Company is facing with increased competition and a complex regulatory landscape. Young received his undergraduate degree from Gettysburg College and his MBA from Rutgers University.

Thomas G. Moore and Douglas S. Boothe join the Board of Directors of the Company, filling two new seats on the Board.

Mr. Moore, brings 35 years of strategic and operational pharmaceutical industry experience as a former executive at Abbott Laboratories, later known as Hospira, and its affiliates. Mr. Moore served as President of Hospira USA from 2009 until his retirement in 2014. He was President of Global Pharmaceuticals for Hospira Worldwide, Inc. from 2007 to 2009, and served as VP and General Manager of Specialty Pharmaceuticals for Hospira, Inc. from 2003 to 2007. Mr. Moore sits on the Board of Trustees for Rosalind Franklin University of Medicine and Science. Previously, Mr. Moore was a member of the boards of the Generic Pharmaceutical Association, the Society for Vascular Surgery, and XHOPL, Ltd., a joint venture corporation for the manufacturing of injectable oncology pharmaceuticals. Mr. Moore received his undergraduate degree from Loyola Marymount University Los Angeles, and his Doctor of Pharmacy from the University of Southern California.

“I am excited to have a leader of Chris’s caliber, with a track record of success in our industry, to lead our operations organization as we revitalize Akorn,” said President & CEO Doug Boothe. “Additionally, Tom Moore brings significant industry expertise to our Board of Directors. His first-hand experience navigating complex regulatory environments will be a tremendous resource for the Company.”

Boothe continued, “I’m also pleased to communicate that the Company has decided to engage PJT Partners as its financial advisor, AlixPartners as its operational advisor, and Cravath, Swaine & Moore LLP as its legal counsel to assist with the development of our business plan and engagement with key stakeholders. I look forward to being able to share the outcome of this exercise in a few months.”

Cautionary Statement Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward looking statements", including expectations regarding revitalization, business plan, stakeholder engagement, and other statements regarding Akorn's goals and strategy. When used in this document, the words “will,” “expect,” “continue," “believe,” “estimate,” “intend,” “could,” and similar expressions are generally intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of important factors could cause actual results of Akorn and its subsidiaries to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: (i) the effect of the Delaware court’s recent decision against Akorn on Akorn’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally, (ii) the risk that ongoing or future litigation related to the court’s decision may result in significant costs of defense, indemnification and/or liability, (iii) the outcome of the investigation conducted by Akorn with the assistance of outside consultants, into alleged breaches of FDA data integrity requirements relating to product development at Akorn and any actions taken by Akorn, third parties or the FDA as a result of such investigations, (iv) the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any, (v) the timing and success of product launches, (vi) difficulties or delays in manufacturing, and (vii) such other risks and uncertainties outlined in the risk factors detailed in Part I, Item 1A, “Risk Factors,” of Akorn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2018) and in Part II, Item 1A, “Risk Factors,” of Akorn’s Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 2018 (as filed with the SEC on May 2, August 1, and November 6, 2018), and other risk factors identified from time to time in our filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this report. Akorn undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

About Akorn

Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.